News Release

For:	Methode Electronics, Inc.	Contact:Joey Iske
	7401 West Wilson Avenue	Director of Investor Relations
	Chicago, IL 60706	708-457-4060
jiske@methode.com

Methode Electronics, Inc. Reports First Quarter Fiscal Year 2007 Results

CHICAGO, September 7, 2006 — Methode Electronics, Inc. (Nasdaq: METH) today announced operating results for the fiscal year 2007 first quarter ended July 31, 2006.

Methode reported first quarter fiscal year 2007 net sales of $103.6 million and net income of $4.4 million, or $0.12 per share. This compares with net sales of $94.0 million and net income of $4.7 million, or $0.13 per share, in the first quarter of the 2006 fiscal year. Methode’s fiscal 2007 first quarter sales increased ten percent over the prior year’s quarter. This increase is primarily due to automotive switch sales in Europe and China, as well as sales of sensor pads for a passive occupant detection system. In addition, sales from our Power Distribution segment increased due to improved domestic demand and sales from the new Shanghai operation.

As a percentage of net sales, cost of products sold was 81.1 percent in the first quarter of fiscal 2007 compared to 80.1 percent in the first quarter of fiscal 2006. Increased raw material costs and production inefficiencies in our Scotland and Shanghai operations accounted for the gross margin decline in the quarter. Selling and administrative expenses for the quarter were flat compared to the comparable quarter last year, both at 13.3 percent of net sales.

For the first quarter, Methode’s effective tax rate was 37.3 percent compared to 31.0 percent in the prior year’s quarter. The effective rate increased primarily due to the establishment of a valuation allowance for potentially non-deductible stock-based compensation.

Cash increased from fiscal 2006 year-end, primarily due to reduced accounts receivable offset by increased inventory and lower accounts payable. The reduction in accounts receivable and accounts payable was the result of lower sequential quarterly sales. The increase in inventory was primarily a result of Methode’s European automotive operations preparation for the anticipated annual August plant shut down period. Shanghai automotive inventory also increased, mostly in finished goods, as one of the larger General Motors programs reached expected production volumes.

Donald W. Duda, President and Chief Executive Officer said, “Despite the harsh U.S. automotive environment, we maintained our anticipated level of sales and contribution. We continue to monitor the automotive production levels, especially due to the significant cuts recently announced by Ford for the remainder of the calendar year. We are adjusting our full-year sales forecast down, but are maintaining our full-year income guidance.”

Methode expects to achieve second quarter fiscal 2007 sales between $105.0 million and $108.0 million and earnings per share in the range of $0.09 to $0.11. For the full-year, fiscal 2007 sales are expected to be between $420.0 million and $435.0 million and earnings per share in the range of $0.40 to $0.48. The full-year earnings per share range includes the previously announced expected business reorganization charge of $0.06 to $0.08 for the 2007 fiscal year.

As previously announced, the Company will conduct a conference call today led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, at 10:00 a.m. Central Time. Methode invites you to listen to the webcast of this call by visiting the Company’s website at www.methode.com and entering the “Investor Relations” page and then clicking on the “Webcast” icon. You may participate on the conference call by dialing 877-407-8031 for domestic and 201-689-8031 for international callers. For those who cannot listen to the live broadcast, a replay, as well as an MP3 download will be available shortly after the call. The call will be available for seven days and can be accessed by dialing 877-660-6853 for domestic and 201-612-7415 for international callers, both using the playback account number 286 and conference ID number 212110.

About Methode Electronics

Methode Electronics, Inc., globally designs, manufactures, and markets component devices and subsystems worldwide for Original Equipment Manufacturers (OEMs). Methode’s components are found in the primary end markets of the automotive, information processing and networking equipment, voice and data communications systems, consumer electronics, aerospace vehicles, rail and other transportation industries and industrial equipment. Our products employ electrical, electronic and opto-electronic technologies, such as sensors, interconnects and controls. Further information can be found on Methode’s website, www.methode.com.

Forward-Looking Statements

Certain statements in this press release dated September 7, 2006, containing information on Methode’s first quarter period for fiscal 2007, and offering guidance for its second quarter and full year reporting periods for fiscal 2007, are forward-looking statements that are subject to certain risks and uncertainties. The Company’s results will be subject to many of the same risks that apply to the automotive, computer and telecommunications industries, such as general economic conditions, interest rates, consumer spending patterns and technological change. Other factors, which may result in materially different results for future periods, include market growth; operating costs; currency exchange rates and devaluations; delays in development, production and marketing of new products; and other factors set forth from time to time in the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are subject to the safe harbor protection provided under the securities law. All information in this press release is as of September 7, 2006. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Methode Electronics, Inc.
Summary Statement of Income (Unaudited)
(In thousands, except per share data)
	Three Months Ended
	July 31,
	2006	2005
Net sales	$103,571	$93,983
Other income	184	225
Cost of products sold	83,960	75,254
Selling and administrative expenses	13,752	12,537
Income from operations	6,043	6,417
Interest, net	819	500
Other income (expense), net	(68)	(95)
Income before income taxes and
cumulative effect of accounting change	6,794	6,822
Income taxes	2,535	2,115
Income before cumulative effect of accounting change	4,259	4,707
Cumulative effect of accounting change	101	—
Net income	4,360	4,707
Basic and Diluted Earnings per Common Share:
Income before cumulative effect of accounting change	$0.12	$0.13
Net income	0.12	0.13
Average Number of Common Shares Outstanding:
Basic	36,334	36,229
Diluted	36,538	36,457
Note — Certain amounts in fiscal 2006 have been reclassified to conform to the classification in fiscal 2007.

Methode Electronics, Inc.

Summary Balance Sheet
(In thousands)
	July 31,	April 30,
	2006	2006
	(Unaudited)
Cash	$92,094	$81,646
Accounts receivable — net	60,762	74,223
Inventories	51,002	45,681
Other current assets	13,614	19,722

Total Current Assets	217,472	221,272
Property, plant and equipment — net	87,533	90,497
Goodwill — net	28,893	28,893
Intangible assets — net	16,485	17,540
Other assets	16,218	16,381

Total Assets	$366,601	$374,583

Accounts payable	$31,955	$41,581
Other current liabilities	30,354	32,622

Total Current Liabilities	62,309	74,203
Other liabilities	8,364	8,671
Shareholders’ equity	295,928	291,709

Total Liabilities and Shareholders’ Equity	$366,601	$374,583

Methode Electronics, Inc.

Summary Statement of Cash Flows (Unaudited)
(In thousands)
	Three Months Ended
	July 31,
	2006	2005
Operating Activities:
Net income	$4,360	$4,707
Provision for depreciation	4,601	4,400
Amortization of intangibles	1,265	1,300
Amortization of stock awards and stock options	761	495
Other	5,484	(4,359)

Net Cash Provided by Operating Activities	16,471	6,543
Investing Activities:
Purchases of property, plant and equipment	(1,949)	(5,718)
Proceeds from sale of building	800	1,712
Acquisitions of businesses	(2,678)	(5,038)
Acquisitions of technology licenses	—	(2,102)
Other	(590)	(585)

Net Cash Used in Investing Activities:	(4,417)	(11,731)
Financing Activities:
Options exercised	141	550
Dividends	(1,865)	(1,868)
Repurchase of common stock	(2)	(664)

Net Cash Used in Financing Activities	(1,726)	(1,982)
Effect of foreign exchange rate changes on cash	120	(2,393)

Increase (Decrease) in Cash and Cash Equivalents	10,448	(9,563)
Cash and cash equivalents at beginning of period	81,646	87,142

Cash and Cash Equivalents at End of Period	$92,094	$77,579